Exhibit 99.1

Special Shareholder Meeting of Holders of Western Asset Premier Bond Fund Auction Rate Preferred Shares (“ARPS”) Held on April 30, 2014

New York, NY – April 30, 2014. Western Asset Premier Bond Fund (NYSE: WEA) today announced that, at a special meeting of its holders of ARPS, the proposal to amend the fund’s bylaws to facilitate an issuer tender offer for the fund’s outstanding ARPS, as described in the fund’s Notice of Special Meeting and Proxy Statement dated April 9, 2014, was approved. With approval of these proposed bylaw amendments, under current circumstances the fund expects to commence a tender offer for its ARPS beginning in the second quarter of this year, as previously announced.

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Western Asset Premier Bond Fund is a closed-end management investment company that invests primarily in a diversified portfolio of debt securities. It has been advised by Western Asset Management Company, a subsidiary of Legg Mason, Inc., since the fund’s inception in 2002. Additional information regarding the matters addressed in the press release may be announced subsequently via press release under the fund’s ticker, which can be accessed at www.lmcef.com.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ARPS of the fund. The fund has not yet commenced any tender offer described in this press release. Upon commencement, if any, of a tender offer the fund would file with the Securities and Exchange Commission a tender offer statement on Schedule TO and related exhibits, including an offer to purchase, a related letter of transmittal and other related documents, and the tender offer documents, when available, would be mailed by the fund to holders of the ARPS. Holders of the ARPS would be able to obtain the tender offer documents free of charge when they are filed and become available on the Securities and Exchange Commission’s website at www.sec.gov. In addition, the fund would make available to its ARPS holders, without charge, additional copies of the offer to purchase and related letter of transmittal. ARPS holders should read these documents and related exhibits for the fund when they are filed and become available as the documents would contain important information about the fund’s tender offer, if any.

THIS PRESS RELEASE IS NOT AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF THE FUNDS. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati - (212) 805-6036, mrosati@leggmason.com.

Western Asset Management Company and Legg Mason Investor Services, LLC are subsidiaries of Legg

Mason, Inc.

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